Exhibit 4.2

NINTH AMENDMENT TO TRANSFER AGREEMENT

This NINTH AMENDMENT TO TRANSFER AGREEMENT, dated as of March 31, 2010 (the “Amendment”), is entered into between RFS HOLDING, L.L.C., a limited liability company organized under the laws of the State of Delaware, as Transferor (the “Transferor”), and GE CAPITAL CREDIT CARD MASTER NOTE TRUST (the “Buyer”), pursuant to the Transfer Agreement referred to below.

WITNESSETH:

WHEREAS Transferor and Buyer are parties to the Transfer Agreement, dated as of September 25, 2003, as amended by the Omnibus Amendment No. 1 to Securitization Documents, dated as of February 9, 2004, the Second Amendment to Transfer Agreement, dated as of June 17, 2004, the Third Amendment to Transfer Agreement, dated as of November 21, 2004, the Fourth Amendment to Transfer Agreement, dated as of August 31, 2006, the Fifth Amendment to Transfer Agreement, dated as of December 21, 2006, the Sixth Amendment to Transfer Agreement, dated as of May 21, 2008, and the Reassignment of Receivables in Removed Accounts, the Seventh Amendment to Transfer Agreement, dated as of December 29, 2008, and the Eighth Amendment to Transfer Agreement, dated as of February 26, 2009 (as amended, the “Transfer Agreement”);

WHEREAS Buyer and Transferor desire to amend the Transfer Agreement as set forth herein;

NOW, THEREFORE, Transferor and Buyer hereby agree as follows:

1.             Defined Terms.  All terms defined in the Transfer Agreement and used herein shall have such defined meanings when used herein, unless otherwise defined herein.

2.             Amendment to Transfer Agreement.

(a)  Section 1.1 of the Transfer Agreement shall be amended by replacing the definitions of “Discount Option Receivables”, “Discount Option Receivables Collections” and “Discount Percentage” with the following:

“Discount Option Receivables” is defined in Section 2.8.

“Discount Option Receivables Collections” shall mean as of any Date of Processing, occurring after the effective date of the designation of a Discount Percentage, the sum, for all Retailers of the product of (a) the Discount Percentage with respect to such Retailer and (b) Collections of Principal Receivables with respect to such Retailer (determined without giving effect to the proviso in the definition of Principal Receivables) on such Date of Processing.

“Discount Percentage” is defined in Section 2.8.

(b)  Section 2.8 of the Transfer Agreement shall be deleted in its entirety and replaced with the following:

SECTION 2.8       Discount Option.  For each Retailer, the Transferor shall have the option (subject to the limitations described below) to designate at any time a fixed percentage (the “Discount Percentage”) of the amount of all Principal Receivables existing in all the Accounts related to such Retailer (“Discount Option Receivables”).  Transferor may from time to time increase, reduce or eliminate (subject to the limitations described below) the Discount Percentage related to such Retailer.  All Discount Option Receivables Collections for any Date of Processing shall be treated as Finance Charge Collections.  Transferor shall provide written notice to Servicer, Buyer and each Rating Agency of any initial designation, increase, reduction or elimination, and such initial designation, increase, reduction or elimination shall become effective as of the first day of the Monthly Period preceding the Monthly Period in which the Transferor delivers notice of such initial designation, increase, reduction or elimination if (i) Transferor has delivered to Buyer an Officer’s Certificate to the effect that, based on the facts known to such officer at the time, Transferor reasonably believes that such initial designation, increase, reduction or elimination will not at the time of its occurrence cause an Adverse Effect (as defined in the Indenture), (ii) in the case any initial designation or increase, the Discount Percentage for such Retailer shall not exceed 5% after giving effect to that initial designation or increase, unless the Rating Agency Condition has been satisfied with respect to the increase, (iii) Buyer consents to such designation, increase, reduction or elimination and (iv) Transferor has provided written notice to Servicer, Buyer and each Rating Agency of such initial designation, increase, reduction or elimination no later than ten (10) Business Days prior to the Payment Date related to such Monthly Period; provided, that if the Transferor provides notice to Servicer, Buyer and each Rating Agency less than ten (10) Business Days prior to the Payment Date related to the prior Monthly Period, the Discount Percentage shall become effective as of the first day of the Monthly Period in which such notice is provided.  If as a result of such designation, increase, reduction or elimination, the amount of Collections for any prior Dates of Processing during the Monthly Period would be greater than the amount of Collections as previously calculated, the Buyer shall make a deposit to the Collection Account within two Business Days following the delivery of notice of such designation, increase, reduction or elimination; provided that if the Issuer is permitted to make monthly deposits of Collections pursuant to Section 8.4 of the Indenture, no such deposit need be made until the following Payment Date.

3.             Representations and Warranties of Transferor.  Transferor hereby represents and warrants to Buyer as of the date hereof this Amendment constitutes a legal, valid and binding obligation of Transferor enforceable against Transferor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditors’ rights in general and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

4.             Effectiveness.  This Amendment shall become effective as of the date first written above; provided that (i) Buyer and Transferor shall have executed a counterpart of this Amendment, (ii) the Rating Agency Condition shall have been satisfied with respect to this Amendment and (iii) the Transferor shall have delivered an Officer’s Certificate to the Issuer certifying that the amendments in Section 2 of this Amendment will not cause an Adverse Effect (as such term is defined in the Indenture).

5.             Binding Effect; Ratification.  (a)  On and after the execution and delivery hereof, (i) this Amendment shall be a part of the Transfer Agreement and (ii) each reference in the Transfer Agreement to “this Agreement”, “hereof”, “hereunder” or words of like import, and each reference in any other Related Document to the Transfer Agreement, shall mean and be a reference to such Agreement as amended hereby.

(b)           Except as expressly amended hereby, the Transfer Agreement shall remain in full force and effect and is hereby ratified and confirmed by the parties hereto.

6.             Miscellaneous.  (a)  THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

(b)           Headings used herein are for convenience of reference only and shall not affect the meaning of this Amendment.

(c)           This Amendment may be executed in any number of counterparts, and by the parties hereto on separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.  Executed counterparts may be delivered electronically.

7.             No Recourse.  It is expressly understood and agreed by the parties hereto that (a) this Amendment is executed and delivered by BNY Mellon Trust of Delaware, not individually or personally but solely as trustee of the Buyer, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Buyer is made and intended not as personal representations, undertakings and agreements by BNY Mellon Trust of Delaware but is made and intended for the purpose of binding only the Buyer, (c) nothing herein contained shall be construed as creating any liability on BNY Mellon Trust of Delaware, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall BNY Mellon Trust of Delaware be personally liable for the payment of any indebtedness or expenses of the Buyer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Buyer under this Amendment or any other related documents.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed and delivered by their respective duly authorized officers on the day and year first above written.

RFS HOLDING, L.L.C., Transferor
By:	/s/ Ravi Ramanujam
Name: Ravi Ramanujam Title: Vice President

GE CAPITAL CREDIT CARD MASTER NOTE TRUST, Buyer

By:	BNY MELLON TRUST OF DELAWARE, not in its individual capacity but solely as Trustee on behalf of the Buyer

By:	/s/ Kristine K. Gullo
Name:	Kristine K. Gullo
Title:	Vice President